PURE Bioscience Reports Fiscal 2018 Q1 Financial Results

Commercialization Updates on PURE Control® and PURE® Hard Surface Antimicrobial Food Safety Solutions

SAN DIEGO (Dec. 14, 2017) – PURE Bioscience, Inc. (OTCQB: PURE), creator of the patented, non-toxic silver dihydrogen citrate (SDC) antimicrobial, today reported financial results for the fiscal first quarter ended October 31, 2017.

Summary of Results of Operations

Revenues for the fiscal first quarter ended October 31, 2017 decreased 13% to $464,000 compared with prior first quarter revenues of $531,000. Core food safety revenues for the first quarter decreased 60% as compared with food safety revenues in the first quarter of 2016. The decline in both total and food safety revenues was due to timing of product orders, as the initial system-wide stocking order from Chipotle occurred in fiscal 2017 Q1. Gross margin increased to 69% during the first quarter of fiscal 2018 as compared with 50% during the same period in fiscal 2017. The increase in gross margin percentage was primarily attributable to the sale of higher margin formulations and packaging configurations of our products during the quarter ended October 31, 2017 as compared with the prior period. Total operating costs and expenses for the first quarters of 2017 and 2016 were $2.4 million and $2.1 million, respectively. The first quarter net loss was $(0.04) per share compared with $(0.03) per share for fiscal first quarter in 2017.

Hank R. Lambert, Chief Executive Officer, said that, “While the first quarter numbers do not appear to reflect it, we actually begin fiscal 2018 with growing adoption, momentum and opportunity for both PURE® Hard Surface and PURE Control®, validating our food safety solutions strategy to commercialize products which reduce the risks of food contamination and foodborne illness outbreaks.

“In fiscal Q1, we successfully entered a new food safety market using PURE Hard Surface for the sanitization of food transport trucks and plastic pallets. We estimate this to be a new $50M+ US market opportunity for us. Also in Q1, we achieved a critical regulatory milestone for PURE Control. Based on these achievements, we believe we are on the path to achieving a cash flow breakeven revenue run rate by year-end calendar 2018,” Lambert concluded.

Fiscal Q1 Review

●	August 2017, PURE Control antimicrobial was listed as a Safe and Suitable Ingredient in the USDA-FSIS Directive 7120.1 for Poultry Products, allowing immediate commercialization for pre-OLR and post chill applications, including parts processing.
●	September 2017, a poultry processor initiated testing of PURE Control for poultry parts and achieved in plant results on parts that are superior to chemistries in use today, eliminating Salmonella and with up to a 2.7 Log reduction in bacteria.
●	October 2017, PURE raised $2.8 million in gross proceeds from a successful warrant tender offer.
●	October 2017, produce processor Taylor Farms initiated scale-up of PURE Control application in its Salinas, CA plant. In December, rollout plans were established to bring additional plants in Taylor’s 12 plant network on line in the coming months.

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●	October 2017, successfully completed testing of a new superior, non-toxic, labor saving food transport sanitization solution using PURE Hard Surface disinfectant with a leading foodservice distributor. In December, rollout plans were established for the distributor’s network.
●	October 2017, announced it has signed an agreement with, and received an initial order from, iGPS Logistics, the leading plastic pallet pooling service provider in North America. PURE Hard Surface disinfectant will be used as a new, more effective, time-efficient sanitization solution.
●	November 2017, announced the appointment of Elisabeth Hagen, M.D., former USDA Under Secretary for Food Safety and a leading food safety consultant to its Board of Directors.

2018 Q1 Financial Results Conference Call

The Company will host an investor conference call today, December 14, 2017 at 1:30pm PST (4:30pm EST).

The Participant Dial-In Number for the conference call is 1-631-891-4304. Participants should dial in to the call at least five minutes before 1:30pm PST (4:30pm EST) on December 14, 2017. The call can also be accessed “live” online at http://public.viavid.com/index.php?id=127392.

A replay of the recorded call will be available for 90 days on the Company’s website (http://www.purebio.com/investors/events-presentations/). You can also listen to a replay of the call by dialing 1-844-512-2921 (international participants dial 1-412-317-6671) starting December 14, 2017, at 7:30pm EST through December 21, 2017 at 11:59 pm EST. Please use PIN Number 10003983.

About PURE Bioscience, Inc.

PURE Bioscience, Inc. is focused on developing and commercializing our proprietary antimicrobial products primarily in the food safety arena — providing solutions to the health and environmental challenges of pathogen and hygienic control. Our technology platform is based on patented stabilized ionic silver, and our initial products contain silver dihydrogen citrate, or SDC. SDC is a broad-spectrum, non-toxic antimicrobial agent, which offers 24-hour residual protection and formulates well with other compounds. As a platform technology, SDC is distinguished from existing products in the marketplace because of its superior efficacy, reduced toxicity and it mitigates bacterial resistance. PURE is headquartered in El Cajon, California (San Diego metropolitan area). Additional information on PURE is available at www.purebio.com.

Forward-looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause our actual results to differ materially from any forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s failure to implement or otherwise achieve the benefits of its proposed business initiatives and plans; acceptance of the Company’s current and future products and services in the marketplace, including the Company’s ability to convert successful evaluations and tests for PURE Control into customer orders and customers continuing to place product orders as expected and to expand their use of the Company’s products; the Company’s ability to raise sufficient funds to support its continued operations and the implementation of its business plan on a timely basis, on acceptable terms, or at all; the ability of the Company to develop effective new products and receive required regulatory approvals for such products, including the required data and regulatory approvals required to use its SDC-based technology as a direct food contact processing aid in raw meat processing and to expand its use in OLR poultry processing; competitive factors, including customer acceptance of the Company’s SDC-based products that are typically more expensive than existing treatment chemicals; dependence upon third-party vendors, including to manufacture its products; and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission (the SEC), including its Form 10-K for the fiscal year ended July 31, 2017, its Form 10-Q for the first quarter ended October 31, 2017. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contacts:
Hank Lambert, CEO	Terri MacInnis, VP of IR	Tom Hemingway
PURE Bioscience, Inc.	Bibicoff + MacInnis, Inc.	Redwood Investment Group
619-596-8600 ext.103	818-379-8500	714-978-4425
hlambert@purebio.com	terri@bibimac.com	tomh@redwoodfin.com

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PURE Bioscience, Inc.

Condensed Consolidated Balance Sheets

	October 31, 2017	July 31, 2017
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$3,229,000	$1,640,000
Accounts receivable	143,000	297,000
Inventories, net	274,000	273,000
Restricted cash	75,000	75,000
Prepaid expenses	175,000	174,000
Total current assets	3,896,000	2,459,000
Property, plant and equipment, net	530,000	548,000
Patents, net	781,000	822,000
Total assets	$5,207,000	$3,829,000
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$425,000	$426,000
Accrued liabilities	212,000	249,000
Derivative liabilities	—	1,853,000
Total current liabilities	637,000	2,528,000
Deferred rent	10,000	11,000
Total liabilities	647,000	2,539,000
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value: 5,000,000 shares authorized, no shares issued and outstanding
Common stock, $0.01 par value: 100,000,000 shares authorized, 67,981,861 shares issued and outstanding at October 31, 2017, and 63,093,153 shares issued and outstanding at July 31, 2017	680,000	631,000
Additional paid-in capital	115,701,000	110,141,000
Accumulated deficit	(111,821,000)	(109,482,000)
Total stockholders’ equity	4,560,000	1,290,000
Total liabilities and stockholders’ equity	$5,207,000	$3,829,000

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PURE Bioscience, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended
	October 31,
	2017	2016
Net product sales	$464,000	$531,000
Operating costs and expenses
Cost of goods sold	146,000	265,000
Selling, general and administrative	1,445,000	1,337,000
Research and development	144,000	248,000
Share-based compensation	656,000	278,000
Total operating costs and expenses	2,391,000	2,128,000
Loss from operations	(1,927,000)	(1,597,000)
Other income (expense)
Change in derivative liabilities	459,000	(159,000)
Inducement to exercise warrants	(876,000)	—
Interest expense, net	(1,000)	(1,000)
Other income, net	6,000	14,000
Total other expense	(412,000)	(146,000)
Net loss	$(2,339,000)	$(1,743,000)
Basic and diluted net loss per share	$(0.04)	$(0.03)
Shares used in computing basic and diluted net loss per share	64,964,404	64,823,917

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PURE Bioscience, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	October 31,
	2017	2016
Operating activities
Net loss	$(2,339,000)	$(1,743,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	656,000	278,000
Amortization of stock issued for services	39,000	36,000
Depreciation and amortization	71,000	65,000
Change in fair value of derivative liability	(459,000)	159,000
Inducement to exercise warrants	876,000	—
Changes in operating assets and liabilities:
Accounts receivable	154,000	117,000
Inventories	(1,000)	2,000
Prepaid expenses	11,000	(108,000)
Accounts payable and accrued liabilities	(38,000)	147,000
Deferred rent	(1,000)	—
Net cash used in operating activities	(1,031,000)	(1,047,000)
Investing activities
Investment in patents	(3,000)	(7,000)
Purchases of property, plant and equipment	(9,000)	(76,000)
Net cash used in investing activities	(12,000)	(83,000)
Financing activities
Net proceeds from the exercise of warrants	2,632,000	—
Net cash provided by financing activities	2,632,000	—
Net (decrease) increase in cash and cash equivalents	1,589,000	(1,130,000)
Cash and cash equivalents at beginning of period	1,640,000	5,194,000
Cash and cash equivalents at end of period	$3,229,000	$4,064,000
Supplemental disclosure of cash flow information
Cash paid for taxes	$—	$2,000
Warrant liabilities removed due to settlements	$1,394,000	$—
Common stock issued for prepaid services	$51,000	$—